Exhibit 10.1

September 22, 2025

Dr. Ajei Gopal

[***]

VIA EMAIL:

Dear Ajei,

We wanted to personally thank you for taking the time to interview with Procore Technologies, Inc. (the “Company” or “Procore”). We are thrilled to formally extend to you an offer to join our team of Groundbreakers who are shaping the Procore of tomorrow. Before you start your journey with us, we need you to review and sign this conditional offer of employment.

POSITION. Your initial title will be Chief Executive Officer Designate, and you will serve in that position until the first Monday following the Company’s public announcement of its financial results for the fiscal quarter ending September 30, 2025, at which point you will be appointed as President and Chief Executive Officer of the Company (“CEO”); we anticipate that you will be appointed as CEO on or around November 10, 2025. In each case, you will report to the Company’s Board of Directors (the “Board”). The President and Chief Executive Officer shall be the highest-ranking executive officer of the Company, with authority over the day-to-day business, operations, and management of the Company. All other officers and employees shall report, directly or indirectly, to the President and Chief Executive Officer. You will also be appointed to the Board effective as of the Initial Start Date and, for so long as you continue to serve as CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company (“Common Stock”) is listed), the Board and/or the Nominating and Governance Committee of the Board will nominate you for reelection to the Board at each Company annual stockholders’ meeting at which you are subject to reelection. If your position as CEO is terminated by you or the Company for any reason, you agree that such termination shall be deemed as a resignation of your Board seat and any other role you maintain with the Company or its affiliates, unless otherwise requested by the Board. Subject to the terms and conditions of your Severance Agreement (as defined below), you agree to provide a written resignation and complete any other steps necessary to effectuate or document such resignation upon request by the Board.

You may continue to (i) serve as a member of the board of directors or board of trustees, as applicable, of the companies set forth in Attachment A, (ii) serve on other for-profit boards of directors with the prior consent of the Board, which consent shall not be unreasonably withheld (provided, however, that upon the cessation of your board service to a company in Attachment A, for so long as you continue to serve as CEO, you may only serve as a director of one for-profit board of directors at any time other than the Company’s Board), (iii) engage in religious, charitable or other community activities (including serving on their boards with the prior written consent of the Board) and (iv) manage your and your family’s personal investments, provided in each case, that such service does not, individually or in the aggregate, conflict with the performance of your duties to the Company; conflict with your fiduciary duties to the Company; breach any of the Company’s policies (including its Corporate Governance Guidelines or Code of Business Conduct and Ethics); or result in a breach of the restrictive covenants to which you are bound.

In the event that such conflict occurs and cannot be resolved in cooperation between you and the Board (as determined by the Board in good faith), the Board may require you to cease such services and/or activities.

Your agreed upon start date as Chief Executive Officer Designate will be September 22, 2025 or such other date that may be mutually agreed between you and the Board (such date, the “Initial Start Date”).

WORK LOCATION. Your work location will be Remote US and your work model is Remote, meaning you are not required to work from a Procore office, but you will be expected to travel to Procore locations from time-to-time, as needed.

As a remote employee, you will be taxed per your home state. As a remote-friendly workplace, Procore strives to provide a flexible working environment, but is also required to follow all applicable state and local laws. You will be required to follow certain policies and procedures to ensure compliance with tax, benefits, information security, and legal issues in connection with your work location. In addition, any change in your permanent work location recorded with Procore that is outside of the U.S. requires prior written approval from the Chairperson of the Board (or, if you are Chairperson of the Board, the Board’s Lead Independent Director).

SALARY SUMMARY. If you accept this offer, and we hope you do, your annualized base salary will be $750,000, payable from the Initial Start Date in bi-weekly installments every other Friday, or sooner as required by applicable state law. Your salary may be adjusted from time-to-time, including through increases (but not decreases without your consent), in the Board’s sole discretion or pursuant to Procore employee compensation policies in effect. For so long as you are an employee of the Company, you will not receive any additional or separate compensation for your service on the Board.

All amounts of compensation and other remuneration payable to you is before taxation or other withholdings required or permitted by law. Procore reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required or authorized withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

This position is an exempt position, which is intended to compensate you for all hours worked and means you will not receive overtime pay. All applicable wage notices required by law will be provided to you prior to employment.

INCENTIVE BONUS. During each fiscal year in which you are employed by the Company as CEO, you will be eligible for incentive bonus compensation with a target bonus equal to 150% of your annual base salary (the “Target Bonus”), subject to the terms and conditions of the Company’s Cash Incentive Bonus Plan, as such may be amended from time to time. Your eligibility to participate in the Cash Incentive Bonus Plan will begin with the Company’s 2026 fiscal year. You will have an opportunity to earn up to 200% of the Target Bonus for the Company’s 2026 fiscal year. Starting with the Company’s 2026 fiscal year, the performance criteria applicable to any Target Bonus and the performance criteria of any executive-level bonuses under the Cash Incentive Bonus Plan shall be determined by the Board after good faith consultation with you.

SIGNING BONUS. In addition, you will receive a one-time sign-on bonus of $320,000. This bonus will be payable in your first paycheck. This bonus is subject to state and local federal withholding and other applicable taxes and will appear on your year-end W-2 form.

RESTRICTED STOCK UNITS. On the Initial Start Date, you will be granted an award (the “Award”) of restricted stock units covering shares of Common Stock (“RSUs”) with an aggregate target value of $55,000,000 (the “Target Value”). The Target Value will be converted to a number of RSUs using the volume-weighted average price of a share of Common Stock as reported on the New York Stock Exchange over the thirty trading day period ending on (and including) the day that is two trading days prior to your Initial Start Date (such price, the “Peg Price”). The Award will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan as amended from time to time (the “Plan”), as well as the terms and conditions of the applicable equity award agreement and notice of grant (collectively, the “Grant Documents”), which Grant Documents will supersede any terms set forth in this letter. You will be required to sign or otherwise accept the terms and conditions of the Grant Documents in accordance with the Company’s acceptance procedures.

The Award will be split into two separate RSU grants, each with a Target Value of $27,500,000:

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The first RSU grant (the “Time-Based RSUs”) will vest, if at all, based on the satisfaction of a service-based vesting requirement set forth in the Grant Documents. Subject to the terms of the Grant Documents and the Severance Agreement, the service-based requirement will generally be met over approximately four years in accordance with the following schedule: (i) 25% of the Time-Based RSUs will meet the service-based requirement on the first anniversary of the Company Vesting Date (as defined below) that most closely precedes the Initial Start Date, and (ii) 1/16th of the Time-Based RSUs will meet the service-based requirement on each Company Vesting Date thereafter, assuming and subject to your continued service to the Company or its affiliates through each such date. “Company Vesting Date” means each February 20, May 20, August 20, and November 20.

•

The second RSU grant (the “Performance-Based RSUs”) will vest, if at all, based on the satisfaction of both performance-based and service-based vesting requirements (collectively, the “PSU Vesting Requirements”) set forth in the Grant Documents. Subject to the terms of the Grant Documents and the Severance Agreement, the PSU Vesting Requirements will generally be met over approximately four years in accordance with the following schedule: (i) up to 50 % of the Performance-Based RSUs, if any, may become eligible to vest (such portion that actually becomes eligible to vest, as determined by the Board or an authorized committee thereof, the “Eligible Tranche 1 PSUs”) based on the applicable percentile ranking of the Company’s total shareholder return (“TSR”), as set forth in the Grant Documents, using the Peg Price as the starting value of a share of Common Stock and then as measured over the three-year period beginning on the Initial Start Date (the “First Performance Period”), relative to the TSR of the companies that comprise the S&P Completion Index (CI) Information Technology (the “Index”) over the First Performance Period, with the price of a share of Common Stock as of the end of the First Performance Period being calculated based on the volume-weighted average price of a share of Common Stock as reported on the New York Stock Exchange over the thirty trading day period ending on (and including) the day that is two trading days prior to the last day of the First Performance Period, and (ii) up to 200% of the Performance-Based RSUs less the Eligible Tranche 1 PSUs, if any, may become eligible to vest (such portion that actually becomes eligible to vest, as determined by the Board or an authorized committee thereof, the “Eligible Tranche 2 PSUs”) based on the percentile ranking of the Company’s TSR, as set forth in the Grant Documents, using the Peg Price as the starting value of a share of Common Stock and then as measured over the four-year period beginning on the Initial Start Date (the “Second Performance Period”), relative to the TSR of the companies that comprise the Index over the Second Performance Period, with the price of a share of Common Stock as of the end of the Second Performance Period being calculated based on the volume-weighted average price of a share of Common Stock as reported on the New York Stock Exchange over the thirty trading day period ending on (and including) the day that is two trading days prior to the last day of the Second Performance Period. As soon as administratively practicable following the end of the First Performance Period, the Board (or an authorized committee thereof) shall determine (the actual date of such determination, the “First Certification Date”) the number of Eligible Tranche 1 PSUs, if any, and subject to the terms of the Grant Documents, the Eligible Tranche 1 PSUs, if any, will vest on the first Company Vesting Date following the First Certification Date, assuming and subject to your continued service to the Company or its affiliates through the applicable Company Vesting Date. In addition, as soon as administratively practicable following the end of the Second Performance Period, the Board (or an authorized committee thereof) shall determine (the actual date of such determination, the “Second Certification Date”) the number of Eligible Tranche 2 PSUs, if any, and subject to the terms of the Grant Documents, the Eligible Tranche 2 PSUs, if any, will vest on the first Company Vesting Date following the Second Certification Date, assuming and subject to your continued service to the Company or its affiliates through the applicable Company Vesting Date. For clarity, any Performance-Based RSUs (other than Eligible Tranche 1 PSUs, if any) that do not become Eligible Tranche 2 PSUs on the Second Certification Date will be forfeited without consideration on the Second Certification Date.

In addition to the foregoing, you will be eligible for a full value (i.e., not pro-rated) annual equity refresh grant beginning in 2026 and in each year you remain employed by Procore thereafter, with the value and terms of such grant to be determined by the Board or an authorized committee thereof in its sole discretion, in accordance with the Company’s annual compensation-setting process.

SEVERANCE BENEFITS. As of your appointment as Chief Executive Officer Designate on the Initial Start Date, you will be eligible for severance benefits under and in accordance with the terms of that certain Executive Severance Agreement, dated as of the date of this letter, by and between you and the Company (the “Severance Agreement”).

EMPLOYEE BENEFITS. As an employee, you will be entitled to participate in Procore’s employee benefit plans and arrangements, subject to the terms and conditions of the official plan documents in effect.

In addition, you will be entitled to paid time off in accordance with the Procore Values Time Off (PVT) policy, as well as our Sick Time Off (STO) policy as in effect from time to time. Carryover, if any, and payout of PVT and STO upon termination, if any, will be governed by applicable policies and law in effect at the time of carryover and/or termination. Procore reserves the right to change and/or eliminate benefits and policies from time to time at its discretion.

If you accept this offer and are hired, you will receive a benefits enrollment packet offered by Procore and copies of summaries of the employee benefit plans in which you may be eligible to participate. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the current plan documents and nothing in this letter can modify those provisions of the plans.

The Company will conduct periodic security assessments and will work with you to determine reasonable actions to be taken to ensure your safety based on the findings of such assessments.

You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during your employment with the Company in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. In addition, the Company shall reimburse you for any reasonable attorneys’ fees incurred in connection with the consideration and negotiation of this offer letter, the Severance Agreement, the Grant Documents and any related documentation thereto, up to a maximum amount of $125,000.

You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company, as applicable, effective as of the Initial Start Date. In addition, you will be covered by the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other executive officer of the Company or member of the Board, provided, that, for the six-year period following the date your employment or service with the Company terminates for any reason, the Company agrees that it will maintain a director and officer liability insurance policy with respect to the services provided by you to the Company during your employment or service with the Company.

WORK AUTHORIZATION. Your offer and your continued employment are contingent on your eligibility to work in the U.S.

AT-WILL EMPLOYMENT. Your employment with the Company has no set time period. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time with or without advance notice and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. The “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Chairperson of the Board (or, if you are Chairperson of the Board, the Board’s Lead Independent Director) that expressly alters the fact that your employment is at-will. Except for the Chairperson of the Board (or, if you are Chairperson of the Board, the Board’s Lead Independent Director), no director, employee, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the Chairperson of the Board (or, if you are Chairperson of the Board, the Board’s Lead Independent Director) has the authority to make any agreement contrary to the foregoing, and then only in writing. Nothing elsewhere in this letter should be read to alter the at-will nature of your anticipated employment with the Company or to alter any other term in this paragraph.

CONDITIONS. This conditional offer letter is also subject to the terms set forth in Attachments B and C, which include, but are not limited to, the Proprietary Information and Inventions Agreement requirement (including customary restrictive covenants therein), as well as the following provisions: Confidential Information, Clawback Policy, Arbitration, and Authorization.

Further, this offer will be withdrawn (regardless of whether or not you have already signed it) if any of the conditions to employment set out in this letter and Attachments B and C are not satisfied prior to your first day of employment or sooner, as instructed, so that we may begin this journey with you. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not alter any personal circumstances in reliance on this conditional offer.

SUMMARY. This letter, including the terms and expectations set forth under Attachments B and C, the Severance Agreement, and, if applicable, any of your obligations with respect to the securities of the Company (including, without limitation, your obligations under any Grant Documents or the Plan), constitutes the entire agreement between you and the Company relating to their terms, and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, between you and the Company regarding their subject matter. Except as provided herein, this letter and the terms set forth under Attachments B and C (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and the Chairperson of the Board.

[Signature page follows]

We’re excited for you to join us and hope you find the above terms agreeable. Indicate your acceptance of our offer by signing and dating this letter and returning it to Procore. This offer is valid until September 22, 2025.

Sincerely,

/s/ Craig F. Courtemanche, Jr.
Craig F. Courtemanche, Jr.
President, Chief Executive Officer and Chair of the Board of Directors
Procore Technologies, Inc.

/s/ Graham V. Smith
Graham V. Smith
Lead Independent Director
Procore Technologies, Inc.

By signing below, I acknowledge that I have been furnished with a copy of this offer and any applicable attachments or documents referenced herein including, but not limited to, Attachments B and C and the Severance Agreement, and that I understand and agree to the terms set forth above.

Acknowledgement and Acceptance of Terms:

/s/ Dr. Ajei Gopal	September 22, 2025
Dr. Ajei Gopal	Date Signed

ATTACHMENT A

•	Board of Directors of Synopsys, Inc.

•	Board of Directors of Fiserv, Inc.

•	Board of trustees of Carnegie Mellon University

ATTACHMENT B

By signing the attached offer letter, you also acknowledge and agree to the below as a condition of your at-will employment with Procore. Any amendments to or changes in the following must follow the Amendment requirements as set forth in the offer letter.

PROCORE EQUAL OPPORTUNITY STATEMENT

Procore Technologies Inc., a Delaware Company (“the Company”), is an equal opportunity employer. All qualified applicants will be considered without regard to age (40 and over), race, color, sex, religion, national origin, ancestry, citizenship, veteran status, sexual orientation or preference, physical or mental disability, or any other characteristic protected under applicable federal, state or local law.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Procore employees, you will be required, as a condition to your employment with the Company, to sign and return the Company’s Proprietary Information and Inventions Agreement on or before your first day of employment. This will be sent to you shortly and must be signed prior to your first day at Procore.

CONFIDENTIAL INFORMATION. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You further confirm that you will not bring any documents or proprietary data or materials of any kind, electronic or otherwise, belonging to your current or former employer, or other person or entity to whom you have an obligation of confidentiality, to Procore without written authorization from your current or former employer, or other applicable person or entity. If you have any questions about the ownership of particular documents or other information, discuss such questions with your current or former employer, or other applicable person or entity, before removing or copying the documents or information. By signing this offer letter, you represent and warrant that (i) you are not party to any agreement or subject to any policy applicable to you that would (a) prevent or restrict your ability to perform the duties and expectations of the position offered or engage in activities competitive with the activities of your current or former employer or (b) prevent or restrict you from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your current or former employer, and (ii) if you are subject to such an agreement or policy, (a) you have complied and will continue to comply with your obligations, and (b) your employment with the Company does not violate any such agreement or policy. Employment with the Company is contingent upon confirmation that you are not subject to any legal restrictions on your activities in your work for the Company.

CLAWBACK POLICY. The compensation described in the attached offer letter or other compensation paid to you in connection with your employment with the Company may be subject to recoupment in accordance with any generally applicable clawback policy that the Company adopts, including the Company’s Incentive Compensation Recoupment Policy, effective December 1, 2023, or any other clawback policy the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or other applicable law. In addition, the Board may, from time to time, impose such other clawback, recovery, or recoupment provisions as the Board determines necessary to comply with the Dodd-Frank Act or other applicable law, including, but not limited to, a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property paid to you during the course of your employment with the Company.

ARBITRATION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Austin, TX, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address:  https:// www. jamsadr.com/rules-employment) and subject to the laws of the state in which you reside during your employment with the Company. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement, shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall:

•	have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law;

•	issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and

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be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this provision is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Notwithstanding any term in this provision, the above is subject to any prohibitions or restrictions under federal, state, or local law including, but not limited to, claims under the Ending Forced Arbitration of Sexual Assault and Harassment Act.

ATTACHMENT C

AUTHORIZATION

I authorize the Company to secure background information on my work record, education, and other matters related to my suitability for employment.

I hereby give my consent to any former employer, personal reference or other source to provide employment-related information about me to the Company without giving me prior notice of such disclosure. I agree to hold the Company and all providers of information harmless from any claims, demands, or liabilities arising out of or in any way related to the furnishing or receiving of information related to the hiring process.

I understand that I may be asked to submit to a credit history check and/or criminal history background check as a condition of my employment to the extent permitted under applicable law and/or required due to my specific anticipated role at Procore. In that event, I understand that I will be provided with separate notice and consent forms.

I understand that nothing contained in any information conveyed prior to me signing this Authorization, including but not limited to during any interview, or during my employment if hired, is intended to create an employment contract between the Company and me.

I understand that if hired, I will be required to provide original documents which verify my identity and right to work in the United States under the Immigration Reform and Control Act (IRCA) of 1986. The document(s) provided will be used for completion of Form I-9.

I hereby acknowledge that I have read and agree to the above statements.

Acknowledgement and Acceptance of Terms:

/s/ Dr. Ajei Gopal	September 22, 2025
Dr. Ajei Gopal	Date Signed